UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 22, 2012

NACCO INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	1-9172	34-1505819
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5875 LANDERBROOK DRIVE, CLEVELAND, OHIO	44124-4069
(Address of principal executive offices)	(Zip code)

(440) 449-9600

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On June 22, 2012, NACCO Industries, Inc.’s (“NACCO”) wholly owned subsidiary, NACCO Materials Handling Group, Inc. (“NMHG”), as borrower, and certain subsidiaries and affiliates of NMHG, as guarantors, entered into a term loan agreement (the “Term Loan Agreement”) with Bank of America, N.A., as administrative agent, Citibank, N.A., as syndication agent, and the other lenders party thereto, Arranged by Bank of America Merrill Lynch, and Citigroup Global Markets, Inc. as Joint Lead Arrangers and Joint Book Managers, that provides for term loans up to an aggregate principal amount of $130.0 million. The proceeds of the loans under the Term Loan Agreement, together with available cash on hand, were used to repay NMHG’s outstanding term loan entered into in 2006. The Term Loan Agreement requires quarterly repayments of $4.6 million each through September 2017 with the balance under the Term Loan Agreement due in December 2017.

The obligations under the Term Loan Agreement are guaranteed by substantially all of NMHG’s domestic subsidiaries. The obligations of NMHG and the guarantors under the Term Loan Agreement are secured by a first lien on all of the intellectual property and property, plant and equipment owned by NMHG and each guarantor and a second lien on all the personal property and assets other than the intellectual property and property, plant and equipment of NMHG and each guarantor. The lenders under the Term Loan Agreement and the lenders under NMHG Holding Co.’s second amended and restated credit agreement (the “Credit Facility”) have entered into an intercreditor arrangement governing the rights of each of them with respect to the collateral securing their respective obligations.

Outstanding borrowings under the Term Loan Agreement bear interest at a floating rate which can be, at NMHG’s option, a base rate plus a margin of 3.00% or LIBOR, as defined in the Term Loan Agreement, plus a margin of 4.00%.

The Term Loan Agreement includes restrictive covenants, which, among other things, limit the payment of dividends by NMHG. NMHG may pay dividends subject to maintaining a certain level of availability under the Credit Facility prior to and upon payment of a dividend and achieving the minimum fixed charge coverage ratio specified in the Credit Facility. The Term Loan Agreement also requires NMHG to comply with a maximum leverage ratio and a minimum interest coverage ratio.

Certain of the banks and financial institutions that are parties to the Term Loan Agreement and their respective affiliates have in the past provided, are currently providing and in the future may continue to provide investment banking, commercial banking and other financial services to NACCO and its subsidiaries in the ordinary course of business for which they have received and will receive customary compensation. In the ordinary course of business, such banks and financial institutions and their respective affiliates may participate in loans and actively trade the equity securities of NACCO for their own account or for the accounts of customers and, accordingly, such banks and financial institutions and their respective affiliates may at any time hold long or short positions in such securities.

The foregoing summary of the Term Loan Agreement is qualified in its entirety by reference to the Term Loan Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference thereto.

Item 9.01. Financial Statements and Exhibits.

As described in Item 1.01 of this Current Report on Form 8-K, the following exhibit is filed as part of this Current Report on Form 8-K.

(d) Exhibits

10.1	Credit Agreement dated as of June 22, 2012 among NACCO Materials Handling Group, Inc., as Borrower, Certain Subsidiaries and Affiliates of Borrower identified therein, as the Guarantors, Bank of America, N.A., as Administrative Agent, Citibank, N.A., as syndication agent and the other lenders party thereto; Arranged by Bank of America Merrill Lynch and Citigroup Global Markets, Inc. as Joint Lead Arrangers and Joint Book Managers

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 26, 2012		NACCO INDUSTRIES, INC.

	By:	/s/ Kenneth C. Schilling
Name: Kenneth C. Schilling
Title: Vice President and Controller

EXHIBIT INDEX

Exhibit Number	Description

10.1	Credit Agreement dated as of June 22, 2012 among NACCO Materials Handling Group, Inc., as Borrower, Certain Subsidiaries and Affiliates of Borrower identified therein, as the Guarantors, Bank of America, N.A., as Administrative Agent, Citibank, N.A., as syndication agent and the other lenders party thereto; Arranged by Bank of America Merrill Lynch and Citigroup Global Markets, Inc. as Joint Lead Arrangers and Joint Book Managers